UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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United Therapeutics Corporation

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear Fellow Shareholders,

It is an exceptional— and rare— privilege to lead a company that naturally aligns:

●	Improving patients’ health,
●	Enabling our employees’ creativity, sense of belonging, and desire to help,
●	Fostering stable and vibrant communities, and
●	Creating sustainable economic value for our shareholders and those for whom they provide.

What has not been fully aligned is the description of our purpose in our corporate charter, which does not expressly reflect the DNA of our company and its patient-focused mission. We are therefore providing you this opportunity to vote to update our charter to include a description of our public benefit purpose, and to convert UT from a traditional corporation to a for-profit public benefit corporation (PBC). Following this conversion, our charter and our status as a PBC will expressly reflect the public benefits on which our ability to produce shareholder value has always depended.

We believe that this is an optimal time to ask for your support for this conversion for the following reasons:

●	Our capital markets are increasingly focused on companies that value, as we do, the creation of sustainable financial value that also helps make the world a better place.
●	We believe the best talent, for which we compete actively, values careers with purpose.
●	Our operational track record and governance evolution are now long and strong enough to make clear that we expect to enhance—not diminish—shareholder value by expressly aligning our charter with our actions.
●	We converted our largest subsidiary, Lung Biotechnology, into a PBC in 2015—so we are already familiar with this relatively new form of entity, and the benefits it can provide.

My fellow Unitherians—United Therapeutics’ employees and directors—have consistently been willing to rethink almost everything about how public companies can create value, improve the world, and simply have fun doing so—as anyone who has experienced our annual reports knows. We now ask for your voting support as we build on this foundation to become a PBC. As always, we value your investment and welcome your input and questions throughout the year, as well as more specifically regarding the material we share with you in the pages that follow.

Onward!

MARTINE ROTHBLATT
Founder, Chairperson, and CEO

2021 Proxy Statement       1

UNITED THERAPEUTICS CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

DATE AND TIME	LOCATION	WHO CAN VOTE
September 30, 2021 10:30 a.m. Eastern Time	virtualshareholdermeeting.com/ UTHR2021SM	Shareholders as of , 2021 are entitled to notice of, and to vote at, our Special Meeting of Shareholders

Voting Items

Company Proposal		Board Vote Recommendation
1	Approval of an amendment to our Restated Certificate of Incorporation to become a public benefit corporation	“FOR”

Proxy materials or a Notice of Internet Availability are being distributed to shareholders on or about        , 2021. The Special Meeting will be conducted solely virtually via live audio webcast. Our Board reached this decision after careful consideration and in light of ongoing developments related to COVID-19. A virtual format will enable shareholders to participate from any location and at no cost, while safeguarding the health of our shareholders, management, and Board. To attend the meeting online, vote your shares electronically, or submit questions, go to the website listed above. The Special Meeting will begin at 10:30 a.m. Eastern Time on ,           2021, and you are encouraged to login early to avoid any delay due to technical issues. Please review the information in the Proxy Statement for additional information. Whether or not you expect to attend the meeting virtually, you are requested to vote your shares as promptly as possible so that your shares are represented at the meeting. All shareholders are extended a cordial invitation to attend this meeting. Our list of shareholders as of the Record Date will also be available for inspection for the ten days prior to the Special Meeting. To inspect the list, please email our Investor Relations department at IR@unither.com.

By Order of the Board of Directors,

PAUL A. MAHON
Corporate Secretary
          , 2021

How to Vote

INTERNET	TELEPHONE	MAIL
Before the meeting, go to proxyvote.com During the meeting, go to virtualshareholdermeeting.com/UTHR2021SM	(800) 690-6903	Mark, sign, date, and promptly mail the enclosed proxy card in the postage-paid envelope

Important Notice Regarding the Availability of Proxy Materials for United Therapeutics Corporation’s Special Meeting of Shareholders to Be Held on , 2021: United Therapeutics Corporation’s Proxy Statement is available at: ir.unither.com/special-meeting-and-proxy

2       United Therapeutics

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995 (PSLRA). These statements, which are based on our beliefs and expectations as to future outcomes, include, among others, statements about the anticipated benefits and potential impacts of becoming a public benefit corporation, our business goals and objectives, our reporting plans following conversion to a public benefit corporation, and any other statements that contain the words believe, seek, expect, anticipate, forecast, project, intend, estimate, should, could, may, will, plan, or similar expressions, and any other statements contained or incorporated by reference into this Proxy Statement that are not historical facts. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission (SEC), as well as risks stemming from COVID-19, that could cause actual results to differ materially from anticipated results. These statements may also be based on standards for measuring progress that are still developing and on assumptions that are subject to change in the future. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language, and risk factors set forth in our periodic reports and documents filed with the SEC, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the PSLRA for forward-looking statements. We are providing this information as of        , 2021, and assume no obligation to update or revise the information contained in this Proxy Statement whether as a result of new information, future events, or any other reason.

WEBSITE REFERENCES

Website references included throughout this Proxy Statement are provided for convenience. The content on the referenced websites are not incorporated herein and are not part of this Proxy Statement.

2021 Proxy Statement       3

1	Approval of an Amendment to our Restated Certificate of Incorporation to Become a Public Benefit Corporation

We are asking our shareholders to approve an amendment to our Restated Certificate of Incorporation (Certificate) to become a public benefit corporation (PBC), as described below (PBC Amendment). Our Board has unanimously adopted, approved, and declared advisable the PBC Amendment and recommends that shareholders approve and adopt the PBC Amendment.

Approval of the PBC Amendment requires the affirmative vote of the holders of a majority of the shares of our outstanding common stock entitled to vote thereon. Abstentions and broker non-votes, if any, have the same effect as an “against” vote. Brokers do not have authority to vote on the PBC Amendment without instructions from the beneficial owner.

Our Board of Directors unanimously recommends that you vote FOR the amendment to our Restated Certificate of Incorporation to become a PBC.

Delaware Public Benefit Corporation Basics

A Delaware PBC is a for-profit company operating under subchapter XV of the General Corporation Law of the State of Delaware (DGCL). There are two primary distinctions between a PBC and a traditional Delaware for-profit corporation.

First, a PBC adopts a public benefit purpose in its certificate of incorporation that is intended to have positive effects on a category of persons, entities, or communities other than shareholder financial interests. Second, in making decisions, directors of a PBC are required to balance the interests of shareholders, the interests of stakeholders materially affected by the PBC’s conduct, and pursuit of the corporation’s public benefit purpose.

A Delaware PBC must also provide its shareholders with a statement, at least every other year, as to the PBC’s assessment of the promotion of its public benefit purpose and of the best interests of those materially affected by the PBC’s conduct. A more detailed comparison of PBCs to traditional Delaware for-profit corporations is included below. PBCs are not required to seek or maintain certification from any non-government entity, such as certification as a B corporation, and we do not plan to seek any third-party certification.

As a PBC, United Therapeutics would adopt the following specific public benefit purpose:

United Therapeutics Corporation’s public benefit purpose is to provide a brighter future for patients through (a) the development of novel pharmaceutical therapies; and (b) technologies that expand the availability of transplantable organs.

Why Converting to a PBC is Right for United Therapeutics and its Shareholders

This proposed conversion is a logical extension for us. In 2015, we created the first-ever PBC subsidiary of a public biopharmaceutical company, called Lung Biotechnology PBC, chartered in Delaware with the express purpose of “address[ing] the acute national shortage of transplantable lungs and other organs with a variety of technologies that either delay the need for such organs or expand the supply.” These technologies currently include xenotransplantation, regenerative medicine, organ bioprinting, and ex-vivo lung perfusion. We believe the PBC status of this subsidiary has helped underscore our patient-driven mission, our strong values, and long-term vision, in the eyes of our employees.

After operating our PBC subsidiary for six years, we are convinced that the time is right to convert United Therapeutics into a PBC. We have seen growing understanding and acceptance of the PBC form, including the successful PBC conversion of Veeva Systems Inc., a public company, following overwhelming approval by its shareholders, as well as the recent successful initial public offerings of several PBCs, including Lemonade Inc. and Coursera Inc.

It is essential to remember that we are proposing to change our charter to memorialize the way in which we already think about our business—not to change our mission, purpose, or the way we do business. We have recently announced aggressive goals to increase the number of patients treated with our products, which if achieved should result in significant financial returns for our shareholders—none of those goals, or the manner in which we pursue them, will change as a result of becoming a PBC.

4       United Therapeutics

Proposal 1

Since our formation, United Therapeutics has been committed to advancing the best interests of our patients, employees, and other stakeholders in order to create shareholder value. The language in our new charter will simply more accurately align with this.

We have always felt that our duty to patients stands shoulder-to-shoulder with our duty to generate strong shareholder returns. In fact, in our experience the two are symbiotic, as the former is what has enabled us to deliver the latter. We believe becoming a PBC will help highlight our commitment to patients, first and foremost, which we expect will resonate with customers— both our patients and their healthcare providers.

There are other reasons to make the conversion as well. We operate in a sector that needs to work constantly and positively with regulators who expect us to meet the highest standards in our clinical trials and other actions. We believe becoming a PBC will help signal to them how committed we are to not just meeting, but exceeding, these standards.

In addition, we compete for the best global talent with many other entities, and we believe that converting to a PBC will help us win that competition by attracting and retaining people who are genuinely, and fiercely, committed to advancing our treatments and furthering our mission.

Further, we are encouraged by the growth of long-term investors who care not only about how well we do financially, but also about how we do well. We believe that becoming a PBC will help make clear that we share the same long-term focus and values. We believe long-term investors, and particularly those funds focused on environmental, social, and governance (ESG) priorities, can support our ability to make decisions that are good for patients, shareholders, and others but that may take more than a couple of quarters to deliver results. In addition, we have discussed a potential conversion with some of our largest current shareholders and have received positive feedback.

Upon conversion to a PBC, our shareholders will continue to have all of the protections and governance rights that shareholders of traditional Delaware corporations have, including rights to elect our Board, file shareholder proposals, pursue fiduciary duty litigation, and vote on major corporate transactions like charter amendments and mergers, as well as to tender their shares in connection with a hostile takeover structured as a tender offer. Furthermore, as a PBC we will continue to maintain the corporate governance enhancements we have made in recent years. For example, our majority voting and proxy access policies will continue to apply, and we will continue our ongoing process of declassifying our Board.

Our Board also considered that if United Therapeutics were to convert to a PBC, only shareholders that own at least the lesser of (i) 2% of United Therapeutics’ outstanding shares; or (ii) $2 million worth of outstanding shares could file a lawsuit alleging we breached our obligation to balance the financial interests of shareholders, the interests of other stakeholders, and pursuit of our public benefit purpose. In addition, Delaware’s longstanding “business judgment rule” should apply to directors’ balancing determinations so long as directors remain informed and free of conflicts of interests.

Status as either a traditional Delaware corporation or as a PBC is no guarantee of future performance. While we believe that conversion to a PBC is in the best interests of our shareholders and will have many positive benefits as described above, it could potentially have negative effects on our company. For example, if a shareholder meets the applicable thresholds described above, it could file a lawsuit alleging we breached our obligation to balance the financial interests of shareholders, the interests of other stakeholders, and pursuit of our public benefit purpose, and any such lawsuit could be costly and time consuming to defend. We also may incur modest additional expenses relating to PBC reporting. If the DGCL is amended in the future to require more explicit or onerous periodic reporting requirements of PBCs, it could further increase our costs of remaining a PBC. In addition, if the public perceives that we are not successful in achieving our public benefit purpose, or that our pursuit of our public benefit purpose is having a negative effect on the financial interests of our shareholders, that perception could negatively affect our reputation, which could adversely affect our business and results of operations.

Our View on United Therapeutics’ PBC Balancing Obligation

Since our formation, United Therapeutics has considered the best interests of our patients, employees, and other stakeholders as we have deliberated over what was in the best interests of our shareholders. We believe that most, if not all, companies that have achieved meaningful success and maintained market leadership over longer periods must, in various ways, prioritize the needs of their various stakeholders along with their shareholders. It is, we believe, a false dichotomy to suggest otherwise. Further, we do not expect that balancing the interests of all stakeholders will require us to take actions that do not maximize shareholder value over the long term.

2021 Proxy Statement     5

Proposal 1

As a PBC, we would still have a fiduciary duty to shareholders. And while our stated public benefit purpose must have a positive effect on non-shareholders, it may also benefit shareholders. Our proposed public benefit purpose is intended to do just that. Our obligation would be to balance the financial interests of shareholders with the best interests of those materially affected by our conduct and the public benefit purpose we have proposed. It is hard to envision a circumstance in which those interests would not be aligned over the long term. Our goals of treating patients and employees well and seeking sustainable results (rather than sacrificing them for immediate returns) are entirely consistent with the goal of creating long-term shareholder value. It is our Board’s belief that it is appropriate to memorialize our commitment to consider the interests of multiple stakeholders as an essential part of our effort to create long-term, sustainable value for shareholders and, if done well, a societal benefit as well.

We also do not believe that balancing competing interests necessarily creates conflicts of interest between stakeholders. Nearly every decision that any public company’s board of directors, executives, and employees make involves assessing competing views, competing interests, and competing time frames. Having to weigh various interests when making decisions is what leaders do, and this balancing does not constitute a conflict of interest merely because multiple variables are involved. Further, as a PBC, our directors and officers will continue to have obligations to comply with their fiduciary duties and not take actions for the purpose of promoting their own self-interests: conflicts of interest at the director and officer level will be subject to the same disclosure obligations, limitations, and protections as currently apply to United Therapeutics as a traditional Delaware corporation. That said, we may at times find it appropriate to pursue initiatives that are consistent with our goals of treating patients and employees well and seeking sustainable results that do not have immediate or short-term financial benefits to our shareholders.

Shareholders should also note that while Delaware common law (as stated in Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., 506 A.2d 173 (Del. 1986) and related cases) may impose upon directors of a traditional corporation a duty to maximize short-term shareholder value in certain “sale of the company” transactions, a PBC board’s decision-making would not be subject to those same constraints. As a PBC, our Board would need to take into account interests other than short-term shareholder value when evaluating a sale of the company, and this balancing of interests may result in accepting a bid that may not maximize short-term shareholder value. This does not mean that, as a PBC, our Board’s balancing of interests would preclude us from accepting a bid that maximizes short-term shareholder value. Rather, our Board would weigh the merits of accepting the short-term value offered by a bid against other options that may generate greater long-term value or have other meaningful effects on those materially affected by our conduct or our public benefit purpose and, if appropriate, could accept a bid that does not maximize short-term value.

United Therapeutics’ PBC Reporting Obligation

Our Board is evaluating how to meet our additional reporting obligations as a PBC under Subchapter XV of the DGCL and has not made a final decision on such matters. Our Board expects to finalize its plans by mid-2022 if shareholders approve a PBC conversion.

It is the current expectation of our Board, however, that we would report against our PBC obligations annually, instead of biennially as allowed by Delaware law, and that we would make the report publicly available, as opposed to distributing it only to shareholders as allowed by Delaware law. We do not currently expect to incorporate these decisions into our bylaws. Assuming our shareholders approve the PBC conversion at the Special Meeting, our current expectation is that we would issue our first PBC report for the calendar year ending December 31, 2021, during mid-2022. We currently expect to post our PBC report to the investor relations section of our website, likely as a part of our annual Corporate Responsibility Report.

Our Board is also considering the objectives and standards by which we will measure and report our public benefit performance in our PBC reports, including potential key performance metrics, and it has not made a final decision on such matters. Our Board expects to finalize its plans during mid-2022 if shareholders approve a PBC conversion. Delaware law provides considerable flexibility in the objectives, standards and factors our Board may use to measure our public benefit performance.

Based on our discussions to date, we currently expect to take the following into account in designing our PBC reporting parameters:

●	The success of our efforts to address the needs of patients being treated with our therapies
●	Our progress toward developing new therapies and an unlimited supply of transplantable organs
●	Our human capital goals, including maintaining a diverse, inclusive Unitherian culture
●	Our efforts to mitigate our climate impact through a variety of cutting-edge building technologies

6     United Therapeutics

Proposal 1

Comparison of Traditional Delaware Corporations and Delaware PBCs

Delaware PBCs are governed by the DGCL, including subchapter XV of the DGCL. Section 361 of the DGCL states that if a corporation elects to become a PBC, it will be subject in all respects to the provisions of the DGCL, except to the extent subchapter XV imposes additional or different requirements, in which case such requirements will apply. Perhaps the most notable distinction of subchapter XV is its requirement that PBC directors balance the financial interests of shareholders, the best interests of those materially affected by the corporation’s conduct, and the specific public benefits identified in the PBC’s certificate of incorporation when making decisions. To date, there is limited case law involving PBCs and the application of this and other distinct PBC requirements, which may create some uncertainty until additional case law develops.

Shareholders should note, however, that Sections 361 and 365 of the DGCL indicate that Delaware’s longstanding “business judgment rule” should apply to the balancing determinations required of PBC directors so long as directors remain informed and free of conflicts of interest. Similarly, a director’s ownership of or other interest in stock of the PBC will not, for purposes of Subsection XV, create a conflict of interest on the part of the director with respect to the director’s decision implicating the balancing requirement in the DGCL, except to the same extent that such ownership or interest would create a conflict of interest if the corporation were not a PBC. We expect that, in large part, traditional Delaware corporation law principles and the application of those principles in case law—including those related to self-dealing, conflicts of interest, and the application of the business judgment rule—will continue to apply with respect to PBCs.

The following is a summary of the material differences between traditional Delaware corporations not subject to subchapter XV of the DGCL and Delaware PBCs to the extent subchapter XV of the DGCL imposes additional or different requirements than the DGCL generally. This summary is subject to the complete text of subchapter XV of the DGCL, which we encourage you to read carefully.

Provision	Traditional Delaware Corporations	Delaware PBCs	Practical Differences
General	Subject in all respects to the provisions of the DGCL.	Same as a traditional Delaware corporation, except to the extent subchapter XV of the DGCL imposes additional or different requirements, in which case such requirements will apply.	PBCs generally are subject to the same rules as traditional corporations, except where the PBC statute imposes different requirements.
Purpose	Usually incorporated as a for-profit corporation that may engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL.

Same as a traditional Delaware corporation; in addition, a Delaware PBC is intended to produce a public benefit or public benefits and to operate in a responsible and sustainable manner. Accordingly, a Delaware PBC must:

●Identify within its statement of business or purpose one or more specific “public benefits,” i.e., a positive effect (or reduction of negative effects) on one or more categories of persons, entities, communities or interests (other than shareholders in their capacities as shareholders), to be promoted by the corporation; and
●State within the heading of its certificate of incorporation that it is a PBC.
In order to achieve the overarching goal of producing a public benefit and operating in a responsible and sustainable manner, a PBC must consider (i) the financial interests of its shareholders, (ii) the best interests of those materially affected by its conduct, and (iii) the public benefits identified in its certificate of incorporation.

2021 Proxy Statement    7

Proposal 1

Provision	Traditional Delaware Corporations	Delaware PBCs	Practical Differences
Duties of Directors	Manage in the best interests of the corporation and its shareholders.

Manage in a manner that balances the pecuniary interests of the shareholders, the best interests of those materially affected by the corporation’s conduct, and the specific public benefit or public benefits identified in its certificate of incorporation.

Directors of a traditional Delaware corporation may ordinarily take actions that they believe are not in the best interests of the shareholders in the short-term, at least if they believe that the action is in the long-term best interests of the corporation. The balancing requirement for directors of a PBC might more readily permit them, but does not require them, to take actions that shareholders consider not to be in their financial best interest.

Director Liability for Public Benefit Purpose	Not applicable.

A director of a PBC will not, by virtue of the public benefit provisions of the DGCL, have any duty to any person on account of any interest of such person in the public benefit or public benefits identified in the certificate of incorporation or on account of any interest materially affected by the corporation’s conduct and, with respect to a decision implicating the balance requirement described in “Duties of Directors” above, will be deemed to satisfy such director’s fiduciary duties to shareholders and the corporation if such director’s decision is both informed and disinterested and not such that no person of ordinary, sound judgment would approve.

No practical difference; directors of traditional Delaware corporations and PBCs both have a duty of care and duty of loyalty.
Conflicts of Interest for Public Benefit Duties of Directors	Not applicable.

When a director stands on both sides of a transaction with the company, traditional conflict of interest principles should apply. A director’s ownership of or other interest in the stock of the PBC will not alone create a conflict of interest on the part of the director with respect to the director’s decision implicating the balancing requirement described in “Duties of Directors” above, except to the extent that such ownership or interest would create a conflict of interest if the corporation were not a PBC. In the absence of a conflict of interest, no failure to satisfy that balancing requirement will, for the purposes of Section 102(b)(7) or Section 145 of the DGCL, constitute an act or omission not in good faith, or a breach of the duty of loyalty, unless the certificate of incorporation so provides.

No practical difference; the same DGCL requirements regarding officer and director conflicts of interest of a traditional Delaware corporation are applicable to a PBC.

8     United Therapeutics

Proposal 1

Provision	Traditional Delaware Corporations	Delaware PBCs	Practical Differences
Suits to Enforce Public Benefit Duties of Directors	Not applicable.

Any action to enforce the balancing requirement described in “Duties of Directors” above, including any individual, derivative or any other type of action, may not be brought unless the plaintiffs in such action own individually or collectively, as of the date of instituting such action, at least 2% of the corporation’s outstanding shares or, in the case of a corporation with shares listed on a national securities exchange, the lesser of such percentage or shares of the corporation with a market value of at least $2,000,000 as of the date the action is instituted. The PBC statute does not similarly narrow the group of shareholders that may inspect a PBCs books and records. The provisions of subchapter XV do not relieve the plaintiffs from complying with any other conditions applicable to filing a derivative action including Section 327 of the DGCL and any rules of the court in which the action is filed.

The enforcement suit structure available to shareholders of a Delaware PBC that have met the threshold requirements and the requirement of the board of a public benefit corporation to consider the interests of additional constituencies may provide for additional circumstances in which a Delaware PBC is the subject of litigation related to a particular balancing decision made by the board.

Public Benefit Notices and Stock Certificates	Not applicable.

A PBC must include in every notice of a meeting of shareholders a statement to the effect that it is a PBC formed pursuant to subchapter XV. Stock certificates must note conspicuously that the corporation is a PBC.

A PBC’s notice of meeting of shareholders and stock certificates must include a statement that it is a PBC.
PBC Reporting	Not applicable.

A PBC must no less than biennially provide its shareholders with a statement as to the corporation’s promotion of the public benefit or public benefits identified in the certificate of incorporation and of the best interests of those materially affected by the corporation’s conduct. The statement must include:

●The objectives the board of directors has established to promote the public benefit(s) and interests;
●The standards the board of directors has adopted to measure the PBC’s progress in promoting such public benefit(s) and interests;
●Objective factual information based on those standards regarding the PBC’s success in meeting the objectives for promoting such public benefit(s) and interests; and
●An assessment of the PBC’s success in meeting the objectives and promoting such public benefit(s) and interests.
The shareholders of a PBC will have access to regular reports highlighting certain aspects of the PBC’s conduct that might not be provided to shareholders of a traditional Delaware corporation.

2021 Proxy Statement     9

Proposal 1

Provision	Traditional Delaware Corporations	Delaware PBCs	Practical Differences
Common Law Fiduciary Duties in Transactions for Corporate Control	In the context of certain transactions implicating a sale of control of a company, Delaware common law may impose on directors of a traditional corporation a duty to maximize short-term shareholder value.	In response to all sale of control transactions, the directors of a PBC are required to adhere to the balancing requirement described in “Duties of Directors” above.	In a potential sale of control transaction of a PBC, the board of directors would consider and balance factors in addition to maximizing short-term shareholder value. The board of directors of a PBC could choose to reject a bid that offers shareholders more money in circumstances where the directors of a traditional corporation might be compelled by their fiduciary duties to accept such an offer. Consequently, the shareholders of a PBC may not as easily realize their investment, or may realize lower returns, through a sale of control transaction.

10       United Therapeutics

Proposal 1

Description of PBC Amendment

Under our Certificate, we are not a PBC. We are asking our shareholders to approve a certificate of amendment to our Certificate that would allow us to become a PBC.

Our Certificate describes our business purpose in Article IV as follows: “to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).”

The proposed PBC Amendment would retain the business purpose stated above but would also (i) add language stating that United Therapeutics is a PBC; and (ii) add language to our statement of business purpose identifying the specific public benefits to be promoted by United Therapeutics.

The general description of the proposed PBC Amendment set forth above is qualified in its entirety by reference to the text of the PBC Amendment, which is attached as Annex A to this Proxy Statement. Additions to the Certificate are indicated by underlining.

Additional Information

The PBC Amendment is binding. If our shareholders approve the PBC Amendment, it will become effective upon filing of a certificate of amendment to our Restated Certificate of Incorporation with the Delaware Secretary of State, which we anticipate doing as soon as practicable following shareholder approval of the PBC Amendment. In addition, we intend to file a Restated Certificate of Incorporation to integrate the PBC Amendment and other amendments that have been adopted in the past into a single document. However, even if our shareholders approve the PBC Amendment, our Board retains discretion under Delaware law not to implement it. If our Board were to exercise such discretion, it will publicly disclose that fact, and we would not become a PBC.

If our shareholders do not approve the PBC Amendment, we would not become a PBC, meaning the business purpose described in the current Certificate, as well as our Board’s current fiduciary duties, will remain in place; the certificate of amendment will not be filed with the Delaware Secretary of State.

A shareholder is not entitled to appraisal rights in connection with the PBC Amendment, regardless of whether the PBC Amendment is implemented or whether such shareholder voted for or against the PBC Amendment.

Beneficial Ownership of Common Stock

The following table sets forth certain information as of July 10, 2021 (unless otherwise noted), with respect to the beneficial ownership of our common stock by: (1) each person or entity who we know beneficially owns more than 5% of the outstanding shares of our common stock; (2) each of our Named Executive Officers (which consist of our Chairperson and Chief Executive Officer, our Chief Financial Officer and Treasurer, our President and Chief Operating Officer, and our Executive Vice President and General Counsel); and (3) all of our directors and executive officers as a group. Unless otherwise noted, the address of each person listed below is our co-headquarters address at 1040 Spring Street, Silver Spring, Maryland 20910. In accordance with SEC rules, the number of shares of common stock beneficially owned and the percentage of outstanding shares shown in this table exclude any awards under our share tracking awards plans (STAP awards) held by our directors and executive officers because they are cash settled awards that do not involve the issuance of shares of common stock.

Name	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding Shares(2)	Vested STAP Awards(3)
Beneficial Owners
BlackRock, Inc.(4)	4,273,124	9.6%	-
55 East 52nd Street
New York, NY 10055
The Vanguard Group(5)	3,964,001	8.9%	-
100 Vanguard Boulevard
Malvern, PA 19355

2021 Proxy Statement       11

Proposal 1

Name	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding Shares(2)	Vested STAP Awards(3)
Renaissance Technologies LLC(6)	3,607,291	8.1%	-
800 Third Avenue
New York, NY 10022
Avoro Capital Advisors LLC(7)	2,850,000	6.4%	-
110 Greene Street, Suite 800
New York, NY 10012
FMR LLC(8)	2,322,683	5.2%	-
245 Summer Street
Boston, Massachusetts 02210
Executive Officers, Directors and Nominees
Martine Rothblatt(9)	4,152,531	8.6%	-
Paul Mahon(10)	570,361	1.3%	127,750
Michael Benkowitz(11)	508,054	1.1%	195,600
James Edgemond(12)	384,523	*	47,571
Tommy Thompson(13)	67,030	*	40,709
Katherine Klein(14)	61,920	*	29,375
Christopher Causey(15)	52,130	*	-
Christopher Patusky(16)	50,010	*	24,500
Ray Kurzweil(17)	49,430	*	30,000
Judy Olian(18)	48,770	*	-
Louis Sullivan(19)	46,690	*	-
Richard Giltner(20)	26,710	*	30,000
Nilda Mesa(21)	19,710	*	-
Raymond Dwek(22)	15,000	*	43,000
Linda Maxwell	-	*	-
All directors and executive officers as a group (15 persons)(23)	6,052,869	12.1%	568,505
*	Less than one percent.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes ownership of those shares over which the person has sole or shared voting or investment power. Beneficial ownership also includes ownership of shares of our common stock subject to rights and options currently exercisable or convertible, or exercisable or convertible within 60 days after July 10, 2021. Except where indicated otherwise, and subject to community property laws where applicable, to our knowledge, the persons listed in the table above have sole voting and investment power with respect to their shares of our common stock.
(2)	Ownership percentage is based on 44,891,408 shares of our common stock outstanding on July 10, 2021, plus, as to the holder thereof and no other person, the number of shares (if any) that the person has the right to acquire as of July 10, 2021, or within 60 days thereafter, through the exercise of stock options or other similar rights.
(3)	Represents the number of outstanding, vested STAP awards on July 10, 2021. None of the individuals in the table above have STAP awards scheduled to vest within 60 days after July 10, 2021. Because STAP awards are cash settled and do not involve the issuance of shares of stock, they are excluded from the other columns of this table.
(4)	Beneficial ownership information obtained from a Schedule 13G/A filed by BlackRock, Inc. on February 1, 2021 reporting beneficial ownership as of December 31, 2020. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power over 4,117,594 shares and sole investment power over 4,273,124 shares.
(5)	Beneficial ownership information obtained from a Schedule 13G/A filed by The Vanguard Group on February 10, 2021, reporting beneficial ownership as of December 31, 2020. According to the Schedule 13G/A, The Vanguard Group has shared voting power over 31,550 shares, sole investment power over 3,894,427 shares, and shared investment power over 69,574 shares.
(6)	Beneficial ownership information obtained from a Schedule 13G/A filed by the Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation (together, Renaissance) on February 11, 2021, reporting beneficial ownership as of December 31, 2020. According to the Schedule 13G/A, Renaissance has sole voting power over 3,465,842 shares, and sole investment power over 3,607,291 shares.

12       United Therapeutics

Proposal 1

(7)	Beneficial ownership information obtained from a Schedule 13G filed by Avoro Capital Advisors LLC (Avoro) and Behzad Aghazadeh, who serves as the portfolio manager and controlling person of Avoro, on February 12, 2021, reporting beneficial ownership as of December 31, 2020.
(8)	Beneficial ownership information obtained from a Schedule 13G/A filed by FMR LLC (FMR) and Abigail P. Johnson on February 8, 2021, reporting beneficial ownership as of December 31, 2020. According to the Schedule 13G/A, FMR has sole voting power over 227,162 shares and sole investment power over 2,322,683 shares, while Ms. Johnson has sole investment power over 2,322,683 shares. According to the Schedule 13G/A, neither FMR nor Ms. Johnson has sole power to vote or direct the voting of shares owned directly by various investment companies registered under the Investment Company Act advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Board of Trustees.
(9)	Includes currently exercisable options held by Dr. Rothblatt to purchase 3,473,363 shares. Also includes 662,366 shares held indirectly by trust, 166 shares held by Dr. Rothblatt’s spouse and 16,496 shares held by charitable organizations, and over which Dr. Rothblatt has investment and voting power.
(10)	Includes currently exercisable options to purchase 533,992 shares.
(11)	Includes currently exercisable options to purchase 505,819 shares.
(12)	Includes currently exercisable options to purchase 383,294 shares.
(13)	Includes currently exercisable options to purchase 46,510 shares. Also includes 5,800 shares held indirectly by a family limited liability company, and 8,200 shares held indirectly by trust, both over which Gov. Thompson has investment and voting power.
(14)	Includes currently exercisable options to purchase 60,240 shares.
(15)	Includes currently exercisable options to purchase 51,380 shares.
(16)	Includes currently exercisable options to purchase 44,830 shares. Also includes 1,200 shares held indirectly in a family trust with Mr. Patusky as trustee.
(17)	Includes currently exercisable options to purchase 40,210 shares.
(18)	Includes currently exercisable options to purchase 39,620 shares.
(19)	Includes currently exercisable options to purchase 35,590 shares.
(20)	Includes currently exercisable options to purchase 15,000 shares.
(21)	Includes currently exercisable options to purchase 18,030 shares.
(22)	Includes currently exercisable options to purchase 15,000 shares.
(23)	Includes currently exercisable options to purchase 5,262,878 shares.

Shareholder Proposals and Director Nominations

Proposals for Inclusion in the Proxy Statement for the 2022 Annual Meeting

Shareholder proposals intended for inclusion in our Proxy Statement and form of proxy for our 2022 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the Exchange Act) must be received by us at the address indicated below no later than 5:00 p.m. Eastern Time on January 7, 2022, unless the date of the 2022 Annual Meeting is more than 30 days before or after the anniversary of our 2021 Annual Meeting, in which case the deadline is a reasonable time before we begin to print and send our proxy materials. In addition, proposals must otherwise comply with the rules of the SEC for inclusion in our Proxy Statement and form of proxy relating to that meeting. The submission of a shareholder proposal does not guarantee that it will be included in our Proxy Statement and form of proxy.

Director Nominees for Inclusion in the Proxy Statement for the 2022 Annual Meeting

In 2015, we amended our bylaws to implement proxy access, which allows a shareholder or a group of up to 20 shareholders owning shares representing at least 3% of our outstanding voting stock entitled to vote in the election of directors continuously for at least three years, to nominate and include in our Proxy Statement their own director nominees constituting up to 20% of the total number of directors then serving on our Board (or up to 25% if fewer than 10 directors are then serving on our Board), provided that the shareholder(s) and the nominee(s) satisfy the requirements in our bylaws. Notice of director nominees submitted under these bylaw provisions must include the information required under our bylaws. Such notice must be received by our Corporate Secretary at the address indicated below no earlier than the close of business on December 8, 2021 and no later than the close of business on January 7, 2022 unless the date of the 2022 Annual Meeting is more than 30 days before or 45 days after the anniversary of our 2021 Annual Meeting, in which case such notice must be received by our Corporate Secretary no later than the close of business on the later of the 120th day prior to the 2022 Annual Meeting or the close of business on the tenth day following the day on which public announcement of the date of the 2022 Annual Meeting is first made.

2021 Proxy Statement       13

Proposal 1

Other Proposals or Nominees for Presentation at the 2022 Annual Meeting

In order for a shareholder to properly bring other business before the 2022 Annual Meeting of Shareholders, including shareholder proposals and director nominations that are not submitted for inclusion in our Proxy Statement, our bylaws require that the shareholder give timely notice of the proposal or nomination, as applicable, to our Corporate Secretary at the address indicated below in advance of the meeting. Such notice must be delivered to, or mailed and received by our Corporate Secretary no less than 90 days nor more than one hundred and 120 days prior to the anniversary of our 2021 Annual Meeting unless the date of the 2022 Annual Meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of our 2021 Annual Meeting, in which case notice of a proposal or nomination, as applicable, must be delivered no later than the close of business on the later of the 90th day prior to the 2022 Annual Meeting or the tenth day following the date on which public announcement of the date of the 2022 Annual Meeting of Shareholders is first made. Accordingly, for the 2022 Annual Meeting, notice of a proposal or nomination, as applicable, must be received by our Corporate Secretary no later than March 27, 2022 and no earlier than February 25, 2022. In addition, the notice of such proposal or nomination must meet all other requirements contained in our bylaws. These requirements are separate from the requirements a shareholder must meet to have a proposal or director nomination included in our Proxy Statement. If a shareholder fails to meet these requirements or fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote on any such proposal or nomination in accordance with our best judgment.

All notices of proposals or nominations, as applicable, must be given in writing to our Corporate Secretary by overnight mail, acceptance signature required, to United Therapeutics Corporation, Attention: Corporate Secretary, 1735 Connecticut Avenue N.W., Washington, D.C. 20009.

Shareholders Sharing the Same Address

SEC rules permit the delivery of a single copy of a company’s Proxy Statement, or Notice of Internet Availability, as applicable, to any household at which two or more shareholders reside. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive, reduces mailing and printing expenses, and benefits the environment.

The bank, broker, trust, or other holder of record for any shareholder who is a beneficial owner, but not the record holder, of United Therapeutics shares may deliver only one copy of this Proxy Statement, or one copy of the Notice of Internet Availability, as applicable, to multiple shareholders who share the same address, unless the bank, broker, trust, or other holder of record has received contrary instructions from one or more of the shareholders. Beneficial owners sharing an address who receive multiple copies of this Proxy Statement, or the Notice of Internet Availability, as applicable, and who would prefer to receive a single copy in the future should contact their bank, broker, trust, or other holder of record to request delivery of a single copy in the future.

This Proxy Statement is available at our website at ir.unither.com/special-meeting-and-proxy. We will deliver promptly upon written or oral request a separate copy of this Proxy Statement, or the Notice of Internet Availability, as applicable, to any shareholder of record at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of these materials, now or in the future, write to: Investor Relations, 1040 Spring Street, Silver Spring, Maryland 20910 or call (301) 608-9292 and ask for Investor Relations. Shareholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner.

14       United Therapeutics

INFORMATION ABOUT THE MEETING, VOTING, AND PROXIES

Attending the Special Meeting

The Special Meeting will be held solely online as a virtual live audio webcast on           , 2021, beginning at 10:30 a.m. Eastern Time, and will be accessible through the Internet at virtualshareholdermeeting.com/UTHR2021SM. Our Board reached this decision after careful consideration and in light of the ongoing COVID-19 pandemic. A virtual format will enable shareholders to participate from any location and at no cost, while safeguarding the health of our shareholders, management, and Board. Information regarding how shareholders can attend the meeting, vote their shares, and submit questions are described below.

Admission. The Special Meeting is limited to shareholders of United Therapeutics as of           , 2021 (the Record Date) or holders of a valid proxy for the Special Meeting. In order to be admitted to the Special Meeting online, you must enter the 16-digit control number provided in the Notice of Internet Availability, proxy card, or voting instruction form. To avoid any delay due to technical issues, we encourage shareholders to log in to the website and access the webcast 15 minutes before the virtual Special Meeting’s start time. To attend the meeting online, vote your shares electronically, submit questions, go to virtualshareholdermeeting.com/UTHR2021SM. Our list of shareholders as of the Record Date will also be available for inspection for the ten days prior to the Special Meeting. To inspect the list, please email our Investor Relations department at IR@unither.com.

Questions. The Special Meeting will include a question and answer session, and you may submit appropriate questions directly related to the proposal to convert to a PBC before and live during the Special Meeting. Questions about other topics will not be addressed at the Special Meeting. Questions may be submitted in advance at investorvote.com/uthr after logging in with your unique control number provided in your Notice. Questions may be submitted during the Special Meeting through virtualshareholdermeeting.com/UTHR2021SM. We will post questions and answers on our website shortly after the Special Meeting. We will address questions during the Q&A session portion of the Special Meeting. We will try to answer as many shareholder-submitted questions that comply with the meeting rules of conduct as time permits. However, we reserve the right to edit profanity or other inappropriate language, or to exclude questions that are not pertinent to meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will summarize such questions and provide a single response to avoid repetition.

Technical Support. For help with technical difficulties on the meeting day you can call (844) 986-0822 (U.S.) or (303) 562-9302 (International) for assistance. Technical support will be available starting at 10:00 a.m. Eastern Time and until the meeting has finished.

General

This Proxy Statement and the accompanying proxy card are being furnished to shareholders of United Therapeutics Corporation in connection with the solicitation by our Board of Directors of proxies to be voted at our Special Meeting of Shareholders and any adjournment or postponement thereof. Proxy materials or a Notice of Internet Availability of Proxy Materials were first sent to shareholders on or about           , 2021.

Record Date and Outstanding Shares

On the Record Date, there were approximately           shares of our common stock outstanding and entitled to vote at our Special Meeting. Only shareholders of record on the Record Date will be entitled to vote, either online or by proxy, at our Special Meeting, and each share will have one vote for each matter to be voted on.

2021 Proxy Statement     15

Information About the Meeting, Voting, and Proxies

Internet Availability of Proxy Materials

As permitted by the rules of the Securities and Exchange Commission, we are making our proxy materials available to shareholders primarily via the Internet, rather than mailing printed copies of these materials to shareholders. On or about           , 2021, we sent to many of our shareholders a Notice containing instructions on how to access and review our proxy materials, including our Proxy Statement, and vote online.

This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the Special Meeting, and help conserve natural resources. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. Shareholders who requested paper copies of the proxy materials did not receive the Notice and will receive the proxy materials in the format requested.

Solicitation

We will bear the cost of soliciting proxies. Our directors, officers, and employees may solicit proxies in person or by telephone, fax, email, or regular mail, and they will receive no additional compensation for such work. Copies of solicitation materials may be furnished to brokers, custodians, nominees, and other fiduciaries for forwarding to beneficial owners of shares of our common stock, and normal handling charges may be paid for such forwarding service. We have also retained Georgeson Inc. to assist in soliciting proxies for a fee of approximately $12,000 plus customary expenses.

Voting Rights and Quorum

Shares can be voted at our Special Meeting only by shareholders who are present online at our virtual Special Meeting or represented by proxy. Whether or not you plan to attend our Special Meeting online, you are encouraged to vote your shares. The representation online at the virtual Special Meeting or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to achieve a quorum for the transaction of business at the Special Meeting.

If you are a shareholder of record (that is, you hold shares in your own name), you may revoke any proxy given pursuant to this solicitation at any time before it is exercised at the Special Meeting by delivering to the Corporate Secretary of United Therapeutics Corporation at 1735 Connecticut Avenue N.W., Washington, D.C. 20009 a written notice of revocation or a fully executed proxy bearing a later date, voting online before the meeting at proxyvote.com at a date after the date of your previous proxy, or by attending the Special Meeting and voting during the meeting at virtualshareholdermeeting.com/UTHR2021SM. See the section entitled Attending the Special Meeting for information regarding how to attend the Special Meeting online.

If you are a beneficial owner, your broker, bank, trust, or other nominee has the discretion to vote on routine corporate matters presented in the proxy materials without your specific voting instructions. Your broker, bank, trust, or other nominee does not have the discretion to vote on non-routine matters. The proposal to amend our Restated Certificate of Incorporation to become a PBC is not considered a routine matter, and without your specific voting instructions your shares will not be voted on this proposal.

Abstentions and “broker non votes” (i.e., shares held by brokers, banks, trusts, or other nominees that are represented at the meeting but with respect to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners thereof) will be counted as present in determining whether the quorum requirement is satisfied.

Proxy

If the enclosed proxy card is properly executed and returned prior to the Special Meeting, the shares represented by the proxy card will be voted in accordance with the shareholder’s directions. If the proxy card is signed and returned without any direction given, shares of our common stock represented by the proxy will be voted as follows, in accordance with our Board’s recommendation: FOR the amendment to our Restated Certificate of Incorporation to become a PBC.

16     United Therapeutics

ANNEX A – CERTIFICATE OF AMENDMENT

The following is the proposed PBC Amendment. The underlined text in the heading of our certificate of incorporation and in Article IV of our certificate of incorporation will be added as a result of the PBC Amendment.

************************************

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
UNITED THERAPEUTICS CORPORATION

United Therapeutics Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the corporation is United Therapeutics Corporation. The name under which the corporation was originally incorporated was Lung Rx, Inc., and the original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 26, 1996, amended and restated on June 11, 1999, amended on June 28, 2010 and June 26, 2020, and restated on June 26, 2020.

SECOND: That the Board of Directors of the Corporation, at a meeting duly held on July 8, 2021, adopted a resolution proposing and declaring advisable the amendment to the Restated Certificate of Incorporation contained herein and directed that said amendment be submitted for the consideration of the Corporation’s stockholders at a special meeting thereof. The proposed amendment is as follows:

1. RESOLVED, that the heading of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“RESTATED CERTIFICATE OF INCORPORATION
OF
UNITED THERAPEUTICS CORPORATION

(A PUBLIC BENEFIT CORPORATION)”

2. RESOLVED, that Article IV of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

The Corporation shall be a public benefit corporation, as contemplated by subchapter XV of the DGCL.

United Therapeutics Corporation’s public benefit purpose is to provide a brighter future for patients through (a) the development of novel pharmaceutical therapies; and (b) technologies that expand the availability of transplantable organs.

THIRD: That thereafter, at a special meeting of stockholders of the Corporation duly held, upon notice and in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required were voted in favor of the amendment.

2021 Proxy Statement     17

Annex A – Certificate of Amendment

FOURTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: That this Certificate of Amendment of the Restated Certificate of Incorporation shall be effective upon filing with the Secretary of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has made and signed this Certificate of Amendment this [__] day of [______], 2021 and affirms the statements contained herein as true under penalty of perjury.

United Therapeutics Corporation

By: /s/ ____________________

Name: ____________________

Title: Secretary

18     United Therapeutics